Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-51494), Form S-8 (No. 333-143770) and Form S-3 (No. 333-145668) of Leucadia National Corporation of our report dated March 25, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the disclosures under the heading "Liquidity and Management's Plans" in Note 1, as to which the date is February 24,  2010,  relating to the consolidated financial statements of Premier Entertainment Biloxi LLC and Subsidiary, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 24, 2010